Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-07899

                      Prospectus Supplement

The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1)   The Principal Amount of Registered Notes held by "McMahan
     Securities Co. L.P." is increased to $3,000,000 as of March
     14, 1997.

    The date of this Prospectus Supplement is March 14, 1997.